Exhibit 8.1

Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1901 (212) 818-8800
facsimile		direct dial number
(212) 818-8881		(212) 818-8800

November 10, 2015

Tecnoglass Inc.

Avenida Circunvalar a 100 mts de la Via 40

Barrio Las Flores

Barranquilla, Colombia

Re:	Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Tecnoglass Inc. (the “Company”), a Cayman Islands company, in connection with the Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) relating to registration under the Securities Act of 1933, as amended, of up to 3,326,011 ordinary shares, par value $0.0001 per share, of the Company (the “Shares”), proposed to be issued pursuant to the offer of the Company to exchange one Share for every 2.6 warrants to acquire ordinary shares of the Company (the “Exchange Offer”). References in this opinion letter to the Registration Statement include the prospectus describing the Exchange Offer forming a part of the Registration Statement (the “Prospectus”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, the opinions set forth in the Registration Statement pertaining to federal income tax law in the Prospectus under the headings “Material U.S. Federal Income Tax Consequences —Tax Consequences to U.S. Holders—Exchange of Warrants for Ordinary Shares ” and “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Exchange of Warrants for Ordinary Shares”, to the extent they contain statements of United States federal income tax law or legal conclusions with respect thereto, constitute our opinions regarding the material U.S. federal income tax consequences of the Exchange Offer described in the Prospectus to holders of warrants of the Company.

The opinions set forth above are limited in all respects to the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, and related administrative pronouncements and judicial precedents, and we note that such opinions are not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

Graubard Miller

Tecnoglass Inc.

November 10, 2015

The opinions expressed herein are based upon facts covered by our opinion and the above-referenced laws and authorities, each as in existence on this date. Such laws and authorities may be repealed, revoked, or modified at any time, and any such change may have retroactive effect. We assume no obligation to update or supplement such opinions to reflect any change or developments in the application or interpretation of any such laws or authorities that may occur, or any fact or circumstance that may come to our attention, after the date of this letter.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller